NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER 2014 RESULTS

ST. LOUIS, August 7, 2014 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the “Company”) today reported its operating results for the third quarter ended June 30, 2014.

The 2014 results and earnings guidance are presented on a Continuing Operations –As Adjusted basis, consistent with the 2013 presentation. The 2014 outlook excludes approximately $2 million, or $0.05 per share, of anticipated charges to complete the exit and relocation of Crissair’s Palmdale, California (Filtration segment) operation into the Canyon Engineering facility in Valencia, California. This move is expected to be completed by September 30, 2014. The move costs incurred through June 30, 2014 impacted third quarter results by ($0.01) per share, and cumulatively, ($0.03) per share for the nine months year-to-date.

Management believes EPS from Continuing Operations –As Adjusted is more representative of the Company’s 2014 ongoing performance and allows shareholders better visibility into the Company’s underlying operations.

All references to Continuing Operations exclude Aclara Technologies LLC, which was divested on March 28, 2014. Aclara’s results for all periods presented are included as Discontinued Operations as described below.

EPS Summary

EPS from Continuing Operations –As Adjusted for the quarter ended June 30, 2014 was $0.44 per share and reflects the add-back of $0.01 per share of non-operating charges related to the Crissair consolidation. This compares to EPS from Continuing Operations –As Adjusted of $0.33 per share in the third quarter of 2013, which reflects the add-back of $0.09 per share related to prior year’s actions.

Management previously provided EPS guidance from Continuing Operations – As Adjusted in the range of $0.36 to $0.41 per share for the third quarter of 2014.

For the nine months ended June 30, 2014, EPS from Continuing Operations – As Adjusted was $1.14 per share, which reflects a $0.03 per share add-back of non-operating charges, compared to EPS from Continuing Operations – As Adjusted of $0.88 per share in the comparable nine months of 2013, which reflects a $0.23 per share add-back of non-operating charges.

Continuing Operations Highlights

•	Q3 2014 sales increased $14 million, or 12 percent to $130 million compared to $116 million in Q3 2013. During 2014, Q3 Filtration sales increased $4 million (7 percent), Test sales increased $9 million (23 percent), and Utility Solutions Group (USG, or Doble) sales increased $1 million (4 percent) compared to prior year Q3;
•	Q3 2014 gross margin was 39 percent compared to 40 percent in Q3 2013 resulting from the increased Test segment sales which carry a lower margin compared to Filtration and Doble;
•	Q3 2014 SG&A increased $1.9 million compared to Q3 2013. This is the result of the addition of Canyon Engineering and higher engineering (new product development), and sales and marketing (market expansion opportunities) costs incurred at Doble and Test;
•	The effective tax rate in Q3 2014 was 24 percent compared to an expected rate of 32 percent. The lower rate is due to the favorable impact of additional research credits and foreign tax credits recognized;
•	The effective tax rate in Q3 2013 used for calculating EPS from Continuing Operations – As Adjusted was 33 percent. The Q3 2013 GAAP effective tax rate of 39 percent included $2.2 million of Doble-Lemke restructuring charges (German facility closure) with very little corresponding tax benefits;
•	GAAP EPS from Continuing Operations was $0.43 per share in Q3 2014, compared to $0.24 per share in Q3 2013;
•	Through June 30, 2014, net cash provided by operating activities (continuing operations) was $23 million, resulting in $40 million of cash on hand and $48 million of debt outstanding for a net debt position of $8 million;
•	Orders received in Q3 2014 were $150 million resulting in a book-to-bill ratio of 1.15x, and an order backlog of $293 million (7 percent increase in Q3 2014) at June 30, 2014;
•	Each operating segment posted a positive book-to-bill and increased its June 30, 2014 backlog during the current quarter and nine month year-to-date periods.

Chairman’s Commentary – FY 2014

Vic Richey, Chairman and Chief Executive Officer, commented, “With three quarters of the year behind us, I’m pleased with our operating performance as we’ve met, or exceeded nearly all of our financial goals set at the beginning of the year. When compared to prior year, our sales, EBIT, EPS, cash flow and orders have all shown meaningful increases, and each of our operating segments has contributed to this success.

“With our current mix of businesses, we have far less volatility and considerably better visibility, which allows us to focus our full attention on execution and growth. As our third quarter and year-to-date results validate, we continue to prove that the Company can be more profitable and more predictable than in the past.

“We recently completed our July operational meetings at all our business units and I came away pleased with our outlook for the remainder of 2014 and our future growth opportunities. As we wrap up 2014, I believe our market leadership positions across the three segments, along with the breadth of our new product offerings, have allowed us to grow organically at a meaningful level.

“We intend to supplement our organic growth through disciplined acquisitions around our existing core, and we continue to prudently explore acquisition opportunities. Additionally, we continue to invest in new products and solutions which will allow us to retain and expand our leadership positions in all of our operations.

“I continue to maintain a favorable view of our future and our goal remains the same – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 16, 2014 to stockholders of record on October 2, 2014.

Business Outlook – Fiscal Year 2014

Based on current expectations, Management believes 2014 EPS from Continuing Operations – As Adjusted will be at the high end of the previously communicated range of $1.50 to $1.60 per share.

Fourth quarter 2014 EPS from Continuing Operations – As Adjusted is expected to be in the range of $0.44 to $0.48 per share. The 2014 annual effective tax rate is expected to be approximately 33 percent as a result of the favorable impacts recognized in Q3 2014.

Discontinued Operations

As previously announced the Company completed the Aclara divestiture on March 28, 2014 and used the proceeds to significantly pay-down its outstanding debt. The results of operations for Aclara prior to its divestiture, and the net loss on sale are reflected in the financial statements as Discontinued Operations and Assets Held for Sale. The Company and the buyer have not yet reached agreement on the final working capital adjustment.

Capital Allocation – Share Repurchase

The Company has sufficient available liquidity under its existing credit facility to support its strategy of profitable organic growth, accretive acquisitions around its existing core businesses, and opportunistic repurchases of outstanding shares. The Company expects to accelerate the realization of shareholder value through these various means.

The Company’s Capital Allocation Strategy includes allocating approximately 40 percent of annual free cash flow to provide a cash return to shareholders through ongoing dividends and opportunistic share repurchases. The balance will be used to support growth initiatives such as research and development, capital spending, and merger and acquisition initiatives. The existing credit facility will also be used to support acquisition activities where the purchase price exceeds annual free cash flows.

The goal of this strategy is to continue investing in growth, supplemented by prudently returning cash to shareholders, while maintaining reasonable levels of debt.

During the quarter ended June 30, 2014, the Company has spent $3.6 million to repurchase 106,000 shares on the open market. Subsequent to quarter-end, in July 2014, the Company spent an additional $5.0 million on share repurchases, bringing the total to $8.6 million and 253,000 shares.

Additionally, the Board of Directors has extended the repurchase authorization through September 30, 2015.

Corporate Governance Update – New Board Member

To further enhance Corporate Governance and to facilitate board refreshment and director succession, as well as seeking new and relevant experience to supplement existing director oversight, the Company has added one additional board member effective August 5, 2014, as described in a separate release dated August 7, 2014.

Analyst and Investor Day

ESCO will host its first Analyst & Investor Day in New York City on September 9, 2014. The meeting will feature presentations by Executive and Operating management related to corporate strategy, segment operations and growth initiatives. Analysts and institutional investors are invited to attend the meeting, which will be held from 9:00 a.m. to 12:00 p.m. Eastern Time. The meeting will be webcast live and available for replay following the event on the company’s website at www.escotechnologies.com. For more information or if you would like to register to attend the event, please contact Kate Lowrey at Reservations@escotechnologies.com.

Conference Call

The Company will host a conference call today, August 7, at 4:00 p.m. Central Time, to discuss the Company’s third quarter 2014 results from Continuing Operations. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 37618976).

Forward-Looking Statements

Statements in this press release regarding the amount of the Company’s expected 2014 growth, tax rates, and EPS from Continuing Operations – “As Adjusted”, EPS, the costs and timing of the exit and relocation of Crissair’s operations, the Company’s ability to increase shareholder value, the success of acquisition efforts, the success of new products and solutions, the size, number and timing of growth opportunities in the future, the specific actions initiated as a result of the Capital Allocation Strategy including but not limited to the declaration of dividends and share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013; and the following: the success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; termination for convenience of customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of profit improvement initiatives and restructuring activities.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” as GAAP EPS less the Filtration segment restructuring charges (representing $0.01 per share during the third quarter of 2014, and $0.03 per share during the first nine months of 2014). EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin, EPS – “As Adjusted” and EPS – from Continuing Operations “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, and delivery companies and industrial power users worldwide. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached –

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013

Net Sales	130,495		116,922
Cost and Expenses:
Cost of sales	79,608		69,556
Selling, general and administrative expenses	33,492		31,546
Amortization of intangible assets	1,682		1,506
Interest expense	147		778
Other (income) expenses, net	283		2,903
Total costs and expenses	115,212		106,289

Earnings before income taxes	15,283		10,633
Income taxes	3,693		4,119

Net earnings from continuing operations	11,590		6,514

Loss from discontinued operations, net of tax
benefit of $1,171 in 2013	0		(1,617)
Net loss from discontinued operations	0		(1,617)

Net earnings	$11,590		4,897

Earnings (loss) per share:
Diluted - GAAP
Continuing operations	0.43		0.24
Discontinued operations	0.00		(0.06)
Net earnings	$0.43		0.18

Diluted - As Adjusted Basis
Continuing operations	$0.44	(1)	0.33 (2)

Average common shares O/S:
Diluted	26,702		26,749

(1)	Adjusted basis includes $0.2 million (or $0.01 per share) of add back adjustments for restructuring charges incurred at Crissair during the third quarter of fiscal 2014.

(2)	Adjusted basis includes $2.7 million (or $0.09 per share) of add back adjustments for restructuring charges incurred at ETS and Doble Lemke during the third quarter of fiscal 2013.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2014	Nine Months Ended June 30, 2013

Net Sales	379,707	345,478
Cost and Expenses:
Cost of sales	231,325	209,204
Selling, general and administrative expenses	99,182	96,799
Amortization of intangible assets	5,047	4,541
Interest expense	1,493	1,997
Other (income) expenses, net	423	3,748
Total costs and expenses	337,470	316,289

Earnings before income taxes	42,237	29,189
Income taxes	12,551	11,810

Net earnings from continuing operations	29,686	17,379

Earnings (loss) from discontinued operations,
net of tax expense (benefit) of $5,713
and $(6,825), respectively	9,858	(10,677)
Loss on sale of discontinued operations,
net of tax benefit of $9,499	(50,442)	0
Net loss from discontinued operations	(40,584)	(10,677)

Net (loss) earnings	$(10,898)	6,702

Earnings (loss) per share:
Diluted - GAAP
Continuing operations	1.11	0.65
Discontinued operations	(1.52)	(0.40)
Net (loss) earnings	$(0.41)	0.25

Diluted - As Adjusted Basis
Continuing operations	$1.14 (1)	0.88 (2)

Average common shares O/S:
Diluted	26,718	26,752

(1)	Adjusted basis includes $0.7 million (or $0.03 per share) of add back adjustments for restructuring charges incurred at Crissair during the first nine months of fiscal 2014.

(2)	Adjusted basis includes $5.6 million (or $0.23 per share) of add back adjustments for restructuring charges incurred at ETS and Doble Lemke during the first nine months of fiscal 2013.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30, GAAP		Adjustments				Three Months Ended June 30, As Adjusted
	2014	2013	2014		2013		2014	2013
Net Sales
Filtration	$57,733	53,763					57,733	53,763
Test	45,029	36,562					45,029	36,562
Utility Solutions Group	27,733	26,597					27,733	26,597
Totals	$130,495	116,922	0		0		130,495	116,922

EBIT
Filtration	$10,294	10,689	216	(1)			10,510	10,689
Test	5,775	3,844			506	(2)	5,775	4,350
Utility Solutions Group	5,725	5,132			695	(3)	5,725	5,827
Corporate	(6,364)	(8,254)			1,500	(4)	(6,364)	(6,754)
Consolidated EBIT	15,430	11,411	216		2,701		15,646	14,112
Less: Interest expense	(147)	(778)					(147)	(778)
Earnings before income
taxes from Cont Ops	$15,283	10,633	216		2,701		15,499	13,334

Note: The above table is presented on a continuing operations basis.

Note: Depreciation and amortization expense was $4.1 million and $3.9 million for the quarters ended June 30, 2014 and 2013, respectively.

(1)	Includes $0.2 million (or $0.01) of restructuring charges at Crissair during the third quarter 2014.
(2)	Includes $0.5 million (or $0.01) of restructuring charges for ETS during the third quarter 2013.
(3)	Includes $0.7 million (or $0.03) of restructuring charges for Doble Lemke during the third quarter 2013.
(4)	Includes $1.5 million (or $0.05) of restructuring charges for Doble Lemke during the third quarter 2013.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	Nine Months Ended June 30, GAAP		Adjustments				Nine Months Ended June 30, As Adjusted
	2014	2013	2014		2013		2014	2013
Net Sales
Filtration	$171,608	153,741					171,608	153,741
Test	125,531	112,678					125,531	112,678
Utility Solutions Group	82,568	79,059					82,568	79,059
Totals	$379,707	345,478	0		0		379,707	345,478

EBIT
Filtration	$29,878	30,384	723	(1)			30,601	30,384
Test	12,883	6,922			3,370	(2)	12,883	10,292
Utility Solutions Group	18,891	14,735			695	(3)	18,891	15,430
Corporate	(17,922)	(20,855)			1,500	(4)	(17,922)	(19,355)
Consolidated EBIT	43,730	31,186	723		5,565		44,453	36,751
Less: Interest expense	(1,493)	(1,997)					(1,493)	(1,997)
Earnings before income
taxes from Cont Ops	$42,237	29,189	723		5,565		42,960	34,754

Note: The above table is presented on a continuing operations basis.

Note: Depreciation and amortization expense was $12.2 million and $11.6 million for the nine-month periods ended June 30, 2014 and 2013, respectively.

(1)	Includes $0.7 million (or $0.03) of restructuring charges at Crissair during the first nine months of 2014.
(2)	Includes $3.4 million (or $0.08) of restructuring charges for ETS during the first nine months of 2013.
(3)	Includes $0.7 million (or $0.03) of restructuring charges for Doble Lemke during the first nine months of 2013.
(4)	Includes $1.5 million (or $0.05) of restructuring charges for Doble Lemke during the first nine months of 2013.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2014	September 30, 2013

Assets
Cash and cash equivalents	$40,215	42,850
Accounts receivable, net	92,165	91,980
Costs and estimated earnings on
long-term contracts	22,643	20,717
Inventories	93,965	90,228
Current portion of deferred tax assets	19,473	23,349
Other current assets	18,544	15,930
Assets held for sale - current	0	108,867
Total current assets	287,005	393,921
Property, plant and equipment, net	74,585	75,536
Intangible assets, net	181,683	180,217
Goodwill	283,317	282,949
Other assets	8,949	9,469
Assets held for sale - other	0	150,236
	$835,539	1,092,328

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	50,000
Accounts payable	30,327	38,537
Current portion of deferred revenue	18,377	17,508
Other current liabilities	59,077	60,726
Liabilities held for sale - current	0	63,585
Total current liabilities	127,781	230,356
Deferred tax liabilities	78,202	99,795
Other liabilities	19,530	22,437
Long-term debt	28,000	122,000
Liabilities held for sale - other	0	16,026
Shareholders' equity	582,026	601,714
	$835,539	1,092,328

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

Nine Months Ended June 30, 2014
Cash flows from operating activities:
Net loss	$(10,898)
Adjustments to reconcile net loss
to net cash provided by operating activities:
Net loss from discontinued operations	40,584
Depreciation and amortization	12,234
Stock compensation expense	3,695
Changes in current assets and liabilities	(18,210)
Pension contributions	(2,080)
Change in uncertain tax position liability	(1,694)
Other	(995)
Net cash provided by operating activities - continuing operations	22,636
Net cash used by operating activities - discontinued operations	(1,629)
Net cash provided by operating activities	21,007

Cash flows from investing activities:
Capital expenditures	(8,116)
Additions to capitalized software	(6,305)
Net cash used by investing activities - continuing operations	(14,421)
Net cash provided by investing activities - discontinued operations	123,512
Net cash provided by investing activities	109,091

Cash flows from financing activities:
Proceeds from long-term debt	62,000
Principal payments on long-term debt	(186,000)
Dividends paid	(6,378)
Purchases of common stock into treasury	(3,607)
Other	14
Net cash used by financing activities	(133,971)

Effect of exchange rate changes on cash and cash equivalents	1,238

Net decrease in cash and cash equivalents	(2,635)
Cash and cash equivalents, beginning of period	42,850
Cash and cash equivalents, end of period	$40,215

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q3 FY 2014	USG	Test	Filtration	Total
Beginning Backlog - 4/1/14	$23,375	93,338	156,125	272,838
Entered Orders	32,779	54,544	63,057	150,380
Sales	(27,733)	(45,029)	(57,733)	(130,495)
Ending Backlog - 6/30/14	$28,421	102,853	161,449	292,723

Backlog And Entered Orders - YTD Q3 FY 2014	USG	Test	Filtration	Total
Beginning Backlog - 10/1/13	$24,047	90,427	157,675	272,149
Entered Orders	86,942	137,957	175,382	400,281
Sales	(82,568)	(125,531)	(171,608)	(379,707)
Ending Backlog - 6/30/14	$28,421	102,853	161,449	292,723

Note: The above table is presented on a continuing operations basis and excludes Aclara.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q3 FY 2014
EPS from Continuing Ops – GAAP Basis – Q3 2014	$0.43
Adjustments (defined below)	0.01
EPS from Continuing Ops – As Adjusted Basis – Q3 2014	$0.44

Adjustments exclude $0.01 per share consisting of restructuring costs associated with the Filtration segment facility consolidation.

EPS – Adjusted Basis Reconciliation – YTD Q3 FY 2014
EPS from Continuing Ops – GAAP Basis – YTD Q3 2014	$1.11
Adjustments (defined below)	0.03
EPS from Continuing Ops – As Adjusted Basis – YTD Q3 2014	$1.14

Adjustments exclude $0.03 per share consisting of restructuring costs associated with the Filtration segment facility consolidation.

EPS – Adjusted Basis Reconciliation – FY 2014
EPS from Continuing Ops – GAAP Basis – FY 2014	$1.45	1.55
Adjustments (defined below)	0.05	0.05
EPS from Continuing Ops – As Adjusted Basis – FY 2014	$1.50	1.60

Adjustments exclude $0.05 per share consisting of restructuring costs associated with the Filtration segment facility consolidation.